EXHIBIT 10.1
First Amendment to Second Amended and Restated 1994 Stock

and Incentive Plan of TESSCO Technologies Incorporated

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED 1994 STOCK AND INCENTIVE PLAN OF TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation, further amends the Second Amended and Restated 1994 Stock and Incentive Plan of TESSCO Technologies Incorporated, as hereinafter set forth (as amended hereby, the “Plan”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Plan

1. The aggregate number of shares available for Award at any time pursuant to the Plan has been increased by 690,000 from 2,863,125 to 3,553,125, subject to further adjustment from time to time provided under the terms of the Plan, and to that end, Section 5a(i) of the Plan is amended to read as follows:

“Subject to any adjustment pursuant to Section 8 of this Plan the aggregate number of shares available with respect to which Awards may be granted under the Plan shall be 3,553,125.”

2. The date through which Awards may be granted pursuant to the Plan has been extended from July 22, 2014 to July 21, 2016 and to that end, Section 3(b) of the Second Amended and Restated 1994 Stock and Incentive Plan is amended to read in full as follows:

“(b)  TERMINATION.  No Award shall be granted under this Plan after July 21, 2016; PROVIDED, HOWEVER, that any Award theretofore granted may be extended beyond such date unless expressly provided otherwise herein or the Award Agreement; PROVIDED FURTHER, to the extent set forth in Section 8 hereof, the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such award or to waive any conditions or restrictions with respect to any such Award and the authority of the Board of Directors to amend the Plan shall extend beyond such date.”

3. Section 9(c) of the Second Amended and Restated Stock and Incentive Plan is amended and restated in its entirety as follows:

(c)  ACCELERATION.  Except as otherwise provided hereunder, the Committee may in its discretion, accelerate the time in which an outstanding Award granted hereunder may be exercised.  With respect to Restricted Stock, in connection with the consummation of a public tender offer for all or any portion of the shares of the Company, or consummation of a merger or consolidation of the Company with another entity, the Committee, in its sole discretion, may shorten or eliminate the Restriction Period consistent with the best interests of the Company

The foregoing amendments to the Plan were approved by the Board of Directors and, where required, the shareholders of the Company in accordance with applicable law, effective as of July 21, 2011, and by order of the Board of Directors of TESSCO Technologies Incorporated, this First Amendment to Second Amended and Restated 1994 Stock and Incentive Plan of TESSCO Technologies Incorporated shall be appended to and become part of the Plan.